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                                                                     EXHIBIT 5.1



                         [Hughes & Luce, LLP Letterhead]

                               November 15, 1999

Affiliated Computer Systems, Inc.
2828 North Haskell
Dallas, Texas 75204

Ladies and Gentlemen:

         We have acted as counsel to Affiliated Computer Systems, Inc., a Delaware corporation (the "Company"), and to ACS Capital Trust I and ACS Capital Trust II, each a Delaware trust (the "Trusts"), in connection with the proposed issuance and sale by the Company of up to $500,000,000 aggregate principal amount of by the Company of (a) various series of debt securities, which may be senior debt securities or subordinated debt securities (collectively, the "Debt Securities"), (b) Class A common stock, par value $0.01 per share (the "Common Stock"), (c) preferred stock, par value $1.00 per share (the "Preferred Stock") and (d) warrants (the "Warrants"), and by the Trusts of capital securities (the "Capital Securities"), and by Darwin Deason as a selling stockholder up to 2,574,772 shares of Class A common stock, in each case on a continuous or delayed basis pursuant to the provisions of Section 415 of the Act. The Debt Securities, Common Stock, Preferred Stock, Warrants and Capital Securities are referred to collectively herein as the "Securities."

         In rendering this opinion, we have (without independent verification) examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have (without independent verification) assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies. We are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

         Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when the Registration Statement has become effective, the specific terms of a particular Security have been established and such Security has been duly executed, authenticated, issued and delivered, such Security will be duly authorized, validly issued, fully paid and nonassessable.

         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Securities under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Hughes & Luce, L.L.P.
                                        --------------------------
                                        Hughes & Luce, L.L.P.